UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Edge Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

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Edge Therapeutics, Inc.
300 Connell Drive
Suite 4000
Berkeley Heights, NJ 07922

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 19, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Edge Therapeutics, Inc., a Delaware corporation. The Annual Meeting will be held on Tuesday, June 19, 2018 at 9:00 a.m. local time at the headquarters of Edge Therapeutics, Inc. at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922 for the following purposes:

1.	To elect the Board of Directors’ nominees, Sol Barer, Ph.D. and Brian Leuthner, to hold office until the 2021 Annual Meeting of Stockholders.

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	To conduct any other business properly brought before the Annual Meeting. These items of business are more fully described in this “Proxy Statement.”

The record date for the Annual Meeting was April 23, 2018 (the “Record Date”).  Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for
the Stockholders’ Meeting To Be Held on

Tuesday, June 19, 2018 at 9:00 a.m. local time

at the headquarters of Edge Therapeutics, Inc. at 300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922

The Proxy Statement and Annual Report to Stockholders
are available at www.envisionreports.com/EDGE

By Order of the Board of Directors

W. Bradford Middlekauff
Senior Vice President, General Counsel and Secretary

Berkeley Heights, New Jersey
April 25, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Edge Therapeutics, Inc.
300 Connell Drive
Suite 4000
Berkeley Heights, NJ 07922

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

June 19, 2018

ABOUT THE ANNUAL MEETING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Edge Therapeutics, Inc. (also referred to as “we,” “us,” “our,” “Edge,” and the “Company”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials at no charge. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 30, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, June 19, 2018 at 9:00 a.m. local time at the headquarters of Edge Therapeutics, Inc. at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On this Record Date, there were 31,246,231 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

Proposal 1:  Election of Sol Barer, Ph.D. and Brian Leuthner to serve as Class C directors for a three-year term.

Proposal 2:  Ratification of the selection by the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the proposal to elect Dr. Barer and Mr. Leuthner to the Board, you may either vote “For” or you may “Withhold” your vote, in each case, for all, some or none of the Board’s nominees. For the proposal to ratify the selection of KPMG LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	In Person: To vote in person, come to the Annual Meeting. Ballots will be available.

•
By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
By Telephone:  To vote over the telephone, dial toll-free (800) 652-8683 using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 18, 2018 to be counted.

•
Via the Internet:  To vote through the internet, go to www.envisionreports.com/EDGE and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on June 18, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See “What are broker non-votes?” below.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, “For” the election of each of Dr. Barer and Mr. Leuthner as directors and “For” the ratification of the selection of KPMG LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at Edge Therapeutics, Inc. at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Stockholder proposals, including a director nomination, to be considered for inclusion in the proxy statement for the 2019 annual meeting of stockholders must be received by us no later than December 12, 2018.  The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2019 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.

Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on April 20, 2019, but no earlier than the close of business on March 21, 2019, to be considered for a vote at next year’s annual meeting.

Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Edge Therapeutics, Inc., c/o Corporate Secretary, 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect each of Dr. Barer and Mr. Leuthner, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the selection of KPMG LLP, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as an “Against” vote for the proposal to ratify the selection of KPMG LLP. Because a director nominee is elected by the affirmative vote of the holders of a plurality of the shares of common stock voted, abstentions will have no effect on the vote for the proposal to elect each of Dr. Barer and Mr. Leuthner. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NASDAQ, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•	For the elections of Dr. Barer and Mr. Leuthner, a plurality of the votes cast will be required for election. Only votes “For” or “Withheld” will affect the outcome.

•
To be approved, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	Non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 31,246,231 shares outstanding and entitled to vote. Thus, the holders of 15,623,116 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer your questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Secretary, W. Bradford Middlekauff, at Edge Therapeutics, Inc., 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL 1

Election of Directors

Our Board is divided into three classes: Class A, Class B and Class C, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has ten members. The two nominees for director this year are Sol Barer, Ph.D. and Brian Leuthner, each of whom is a current director of Edge. If elected at the Annual Meeting, each of Dr. Barer and Mr. Leuthner would serve until the 2021 annual meeting and his successor has been duly elected and qualified, or his earlier death, resignation or removal. No director or nominee for director is related to any other director or executive officer of Edge or nominee for director by blood, marriage or adoption. Our directors are expected to attend our Annual Meeting, either in person or telephonically. There are no arrangements or understandings between any nominee and any other person pursuant to which each such the nominee was selected.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Dr. Barer and Mr. Leuthner will be elected if he receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Dr. Barer and Mr. Leuthner. If Dr. Barer or Mr. Leuthner becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such person will instead be voted for the election of a substitute nominee proposed by our Board. Dr. Barer and Mr. Leuthner have each agreed to serve if elected. Our management has no reason to believe that either Dr. Barer or Mr. Leuthner will be unable to serve.

James Healy, a current director, has decided not to stand for re-election at the Annual Meeting. There was no disagreement between Dr. Healy and us.

The following table provides information on the nominees for the position of director of Edge as of the Record Date and for each director continuing in office after the Annual Meeting.

Name	Age	Director Since
Nominees for Director
(Class C − Term expiring at annual meeting of stockholders in 2021)
Sol Barer, Ph.D.	71	2011
Brian A. Leuthner	53	2009

Directors Continuing in Office
(Class A − Term expiring at annual meeting of stockholders in 2019)
Kurt Conti	55	2010
Liam Ratcliffe, M.D., Ph.D.	54	2016
Robert Spiegel, M.D.	69	2013

(Class B − Term expiring at annual meeting of stockholders in 2020)
Isaac Blech	68	2013
Rose Crane	58	2017
James Loughlin	75	2011
R. Loch Macdonald, M.D., Ph.D.	56	2009

CLASS C NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING

Sol Barer, Ph.D.

Dr. Barer has served on our board of directors since September 2011 and has been Chairman of our board of directors since January 2013. He is the Managing Partner of SJ Barer Consulting. Dr. Barer spent 24 years at Celgene as, among other positions, President, COO and CEO, as well as its Executive Chairman and Chairman before retiring in June 2011. Dr. Barer currently serves as Chairman of the Board of Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), Lead Independent Director of the Board of ContraFect Corporation (NASDAQ: CFRX), a biotechnology company; and Chairman of the Board of Aevi Genomic Medicine, Inc. (NASDAQ: GNMX), a genomic medicine company. Dr. Barer holds a B.S. from Brooklyn College. He earned his Ph.D. in Organic Chemistry from Rutgers University.

Our board of directors believes Dr. Barer’s broad industry experience, as well as his significant experience on the boards of other public companies, provide him with the qualifications and skills to serve as a director.

Brian A. Leuthner

Mr. Leuthner, one of our co-founders, has served on our board of directors and has been our President and CEO since our inception in January 2009. He has more than 28 years of experience in the biotechnology and pharmaceutical marketplace, with a specific expertise in orphan products, critical care and neurocritical care. Mr. Leuthner has also worked in the hematology and oncology, infectious disease and cardiology marketplaces.  Prior to founding our company, Mr. Leuthner was the CEO of Fontus Pharmaceuticals, Inc. from 2007 to 2008, the Senior Head of Marketing for The Medicines Company (NASDAQ: MDCO) from 2005 to 2007 and the Director of Market Development for ESP Pharma, Inc. from 2003 to 2005. He also held marketing and sales positions of significant responsibility at Burroughs Wellcome and Company, Glaxo Wellcome plc and Johnson & Johnson (NYSE: JNJ). Mr. Leuthner received his B.S. and M.B.A. degrees from the University of North Carolina at Chapel Hill.

Our board of directors believes Mr. Leuthner’s perspective and experience as our President and CEO, as well as his depth of operating and senior management experience in our industry and educational background, provide him with the qualifications and abilities to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ITS NOMINEES.

CLASS A DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Kurt G. Conti

Mr. Conti has served on our board of directors since June 2010. Mr. Conti is Chairman of The Conti Group, where he has been the CEO and President since 1995. The Conti Group, originally founded in 1906, is a global developer and builder of capital asset projects. Under his guidance, The Conti Group has completed over $4 billion in projects in 14 countries in the infrastructure, energy, industrial, environmental and security markets. An honors graduate in Civil Engineering from Villanova University, Mr. Conti received the College of Engineering’s Alumni Award for Outstanding Leadership. He is a Harvard University Business School alumnus of the Owner/President Management Program and a recipient of Ernst & Young’s Entrepreneur of the Year award.

Our board of directors believes that Mr. Conti’s significant business experience in managing his own company and his service on various executive boards and advisory committees provides him with the qualifications and skills to serve as director.

Liam Ratcliffe, M.D., Ph.D.

Dr. Ratcliffe has served on our board of directors since June 2016. Dr. Ratcliffe is a Managing Director at New Leaf Venture Partners, and concentrates on biopharmaceutical investing. Dr. Ratcliffe joined New Leaf in September 2008. Dr. Ratcliffe was previously Senior Vice President and Development Head for Pfizer Neuroscience, as well as Worldwide Head of Clinical Research and Development. Additional positions during his 12 years at Pfizer included Vice President of Exploratory Development for the Mid West region (based in Ann Arbor, MI), and Head of Experimental Medicine at Pfizer’s Sandwich, UK Laboratories. Dr. Ratcliffe received his M.D. degree and Ph.D. degree in immunology from the University of Cape Town and his M.B.A. degree from the University of Michigan. He completed his internal medicine training and fellowship in Immunology at Groote Schuur Hospital and associated teaching hospitals in Cape Town, South Africa. Dr. Ratcliffe serves on several academic and industry advisory boards, as well as a director on the board of Deciphera Pharmacueticals (NASDAQ: DCPH), and several privately held companies.

Our board of directors believes that Dr. Ratcliffe’s experience in the biopharmaceutical industry and investing in life sciences companies, as well as his medical and scientific background, provide him with the qualifications and skills to serve as a director.

Robert Spiegel, M.D.

Dr. Spiegel has served on our board of directors since August 2013. He has been an Associate Professor at Weill Cornell Medical College since 2012 and is an Advisor to Warburg Pincus, LLC and the Israeli Biotech Fund. He served as Consultant and Chief Medical Officer of PTC Therapeutics, Inc., (“PTC”) from 2011 to 2014. Prior to joining our board of directors, Dr. Spiegel spent over 25 years at Schering-Plough Corporation, retiring in 2009 from his position as Chief Medical Officer and Senior Vice President of the Schering-Plough Research Institute. Dr. Spiegel serves as a member of the board of directors of Geron Corporation (NASDAQ: GERN), a biotechnology oncology company, where he also serves on the compensation committee. He currently serves as Chairman of Vidac Pharma and on the Board of Neximmune, private biotechnology companies.   He was previously a director of Talon Therapeutics, Inc., a biopharmaceutical oncology company, where he also served on the audit committee, and Sucampo Pharmaceuticals where he served on the compensation and nominating and governance committees and Clavis Pharma ASA, a pharmaceutical company based in Oslo, Norway.  Dr. Spiegel holds a B.A. from Yale University and an M.D. from the University of Pennsylvania. Following a residency in internal medicine, he completed a fellowship in medical oncology at the National Cancer Institute and held academic positions at the National Cancer Institute and New York University Medical Center.

Our board of directors believes that Dr. Spiegel’s extensive medical experience in biopharmaceutical product development, deep understanding of pharmaceutical research and development, and broad expertise in gaining regulatory approval for drug candidates provide him with the qualifications and skills to serve as a director.

CLASS B DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Isaac Blech

Mr. Blech has served as Vice Chairman of our board of directors since January 2013.  Mr. Blech serves as a director of life sciences companies Cerecor, Inc. (NASDAQ: CERC), a CNS company, a director of ContraFect Corporation (NASDAQ: CFRX), an infectious disease company and a director of Marina Biotech (OTC: MRNA).  Mr. Blech serves as Vice Chairman of Diffusion Pharmaceuticals (NASDAQ: DFFN), a company targeting treatment to resistant cancers.  Mr. Blech also serves as Vice Chairman of 10 different privately held life sciences companies.  Mr. Blech earned a B.A. degree from Baruch College in 1975.

Our board of directors believes that Mr. Blech’s broad experiences as a founder, director and investor in numerous biotechnology companies provide him with the qualifications and skills to serve as a director.

Rose Crane

Ms. Crane has served on the board of directors since September of 2017.  She has served as President and Chief Executive Officer of MELA Sciences, Inc. from 2013 to 2014.  Ms. Crane was Head of Commercialization and a partner at Appletree Partners from 2011 to 2013.  From 2008 to 2011, she served as President and Chief Executive Officer of Epocrates Inc.  Ms. Crane served in various senior and executive positions at Johnson & Johnson from 2002 to 2008, including as Group Chairman, OTC & Nutritional Group from 2006 to 2008, as Group Chairman Consumer, Specialty Pharmaceuticals and Nutritionals from 2004 to 2006, and as Executive Vice President of Global Marketing for the Pharmaceutical Group from 2002 to 2004.  Prior to that, she held various positions at Bristol-Myers Squibb from 1982 to 2002, including as President of U.S. Primary Care from 2000 to 2002 and as President of Global Marketing and Consumer Products from 1998 to 2000.  Ms. Crane has served on the Board of Directors of Catalent (NYSE: CTLT) since 2018 and currently as Vice Chairman of the Board of Zealand Pharma A/S (NASDAQ: ZEAL) and a member of the Board of Directors of Teva Pharmaceuticals (NYSE: TEVA) since 2015.  Ms. Crane received an M.B.A. from Kent State University and a B.A. in communications and English from the State University of New York.

Our board of directors believes that Ms. Crane’s senior management experience in the pharmaceutical industry and service as a director on the boards of other public companies provide her with the qualifications and skills to serve as a director.

James Loughlin

Mr. Loughlin has served on our board of directors since November of 2011. Since 2007, he has served on the board of Celgene Corporation (NASDAQ: CELG), where he is Chairman of the audit committee and a member of the compensation committee.  Mr. Loughlin retired in 2003 after 40 years at KPMG LLP, a leading professional accounting and business consulting firm. As a partner at KPMG, he served for five years as a member of the board as well as National Director of the Pharmaceuticals Practice and as Chairman of the pension and investment committee of the KPMG Board from 1995 through 2001. Mr. Loughlin is a certified public accountant and received his B.S. degree in Accounting from St. Peter’s University in 1964.

Our board of directors believes Mr. Loughlin’s valuable experiences as national director of the pharmaceuticals practice at KPMG LLP, an extensive background in accounting and financial reporting, and prior service on the board of directors of other publicly-held biopharmaceutical companies, provide him with the qualifications and skills to serve as a director.

R. Loch Macdonald, M.D., Ph.D.

Dr. Macdonald, one of our co-founders, has served on our board of directors and as our Chief Scientific Officer since inception. Dr. Macdonald is a scientist, researcher and neurosurgeon and a recognized expert on brain hemorrhage, including Delayed Cerebral Ischemia (“DCI”). For the past 20 years, his research interest has focused on improving patient outcome after brain hemorrhage, with a specific focus on developing a cure for cerebral vasospasm and DCI. From 2007 to 2015, he served as Keenan Endowed Chair, Head, Division of Neurosurgery at St. Michael’s Hospital. He is currently Professor of Neurosurgery at the University of Toronto.  Prior to St. Michael’s Hospital, he was Professor of Surgery and Radiation & Cellular Oncology at the University of Chicago Medical Center. Dr. Macdonald holds an M.D. from the University of British Columbia and a Ph.D. in Experimental Surgery from the University of Alberta. He completed his Neurosurgery residency at the University of Toronto.

Our board of directors believes Dr. Macdonald’s experience in the field of neurosurgery, as well as his expertise in the area of brain hemorrhage, provide him with the qualifications and skills to serve as a director.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

The Board has undertaken a review of the independence of our directors and has determined that all of our directors, except Mr. Leuthner and Dr. Macdonald, are independent within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market listing rules. Mr. Leuthner is not an independent director under these rules because he is our President and Chief Executive Officer, and Dr. Macdonald is not an independent director under these rules because he is our Chief Scientific Officer.

Board Leadership Structure

The Board has appointed Dr. Barer as Chairman of the Board and Mr. Blech as Vice Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, to set meeting agendas and to perform all other duties delegated to him from time to time by the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and KPMG LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board met eight (8) times during 2017.  All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during 2017 or the portion thereof for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information as of December 31, 2017 for each of these standing Board committees. From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Name	Audit	Compensation	Nominating and Corporate Governance
Sol Barer, Ph.D.		X	X*
Isaac Blech			X
Kurt Conti	X
Rose Crane			X
James I. Healy, M.D., Ph.D.	X
James Loughlin	X*
Liam Ratcliffe, M.D., Ph.D.		X
Robert Spiegel, M.D.		X*	X

*	Committee Chairperson

Audit Committee

Our Audit Committee consists of Mr. Conti, Dr. Healy and Mr. Loughlin, each of whom satisfies the independence requirements under NASDAQ Global Select Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Mr. Loughlin, whom our Board has determined to be an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The Audit Committee held nine (9) meetings in 2017.

The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our financial statements, and our compliance with legal and regulatory requirements. The functions of our Audit Committee include, among other things:

•	hiring an independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its independence and performance;

•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;

•	pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

•	reviewing the significant accounting and reporting principles to understand their impact on our financial statements;

•	reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;

•
reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

•	reviewing potential conflicts of interest under and violations of our Code of Conduct;

•
establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving related-party transactions;

•	primary responsibility for overseeing our risk management function; and

•	reviewing and evaluating, at least annually, our Audit Committee’s charter.

With respect to reviewing and approving related-party transactions, our Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee could approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to the committee or the full Board any potential conflict of interest or personal interest in a transaction that our board is considering. Our executive officers are required to disclose any potential conflict of interest or personal interest in a transaction to the Audit Committee. We also poll our directors and executive officers on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

The Board has adopted a charter for the Audit Committee that complies with SEC and NASDAQ Stock Market listing rules. The charter is available on our website at www.edgetherapeutics.com.

Compensation Committee

Our Compensation Committee currently consists of Dr. Barer, Dr. Ratcliffe and Dr. Spiegel, each of whom our Board has determined to be independent under the NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our Compensation Committee is Dr. Spiegel. The Compensation Committee held seven (7) meetings in 2017.

The primary purpose of our Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our Compensation Committee include, among other things:

•	designing and implementing competitive compensation policies to attract and retain key personnel;

•	reviewing and formulating policy and determining the compensation of our executive officers and employees;

•	reviewing and recommending to the Board the compensation of our directors;

•	administering our equity incentive plans and granting equity awards to our employees and directors under these plans;

•
if required from time to time, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

•	if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement;

•	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and

•	reviewing and evaluating, at least annually, our Compensation Committee’s charter.

The Board has adopted a charter for the Compensation Committee that complies with SEC and NASDAQ Stock Market listing rules. The charter is available on our website at www.edgetherapeutics.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or served during 2017, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Barer, Mr. Blech, Ms. Crane and Dr. Spiegel, each of whom our Board has determined to be independent under the NASDAQ listing standards. The chairperson of our Nominating and Corporate Governance Committee is Dr. Barer. The Nominating and Corporate Governance Committee held six (6) meetings in 2017.

The primary purpose of our Nominating and Corporate Governance Committee is to assist the Board in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. The functions of our Nominating and Corporate Governance Committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board;

•	determining the minimum qualifications for service on our board;

•	developing and recommending to our board an annual self-evaluation process for our board and overseeing the annual self-evaluation process;

•	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board any changes to such principles; and

•	periodically reviewing and evaluating our Nominating and Corporate Governance Committee’s charter.

The Board has adopted a charter for the Nominating and Corporate Governance Committee that complies with SEC and NASDAQ Stock Market listing rules. The charter is available on our website at www.edgetherapeutics.com.

While the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating and Corporate Governance Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion, or ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our executive officers. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand Edge and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of Edge, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Edge Therapeutics, Inc., Attn: Corporate Secretary at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922 no earlier than the close of business on March 21, 2019, and no later than the close of business on April 20, 2019. Submissions must be made in accordance with our bylaws and must include the full name and business address of the proposed nominee, a description of the proposed nominee’s principal occupation or employment, the class and series and number of shares of our stock owned by such person, and a description of all arrangements or understandings between the stockholder and each nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article II of our Second Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board of Directors

We do not have a formal process related to stockholder communications with the Board. However, we strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its chair or the chair of any Board committee, please send your communication to W. Bradford Middlekauff, our Secretary, at Edge Therapeutics, Inc. at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922, who will forward all appropriate communications as requested.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.edgetherapeutics.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

The Board has adopted a formal non-employee director compensation plan.

Commencing October 1, 2017 and running through June 30, 2018, each non-employee director will receive a cash retainer covering such period in the amount of $26,250 ($35,000 on an annualized basis), payable in three equal quarterly installments in arrears on the last day of the fiscal quarter in which such service occurred. Additional cash retainers will be paid on the same schedule to (i) the chair of the Board in the amount of $22,500 ($30,000 annualized), (ii) the chair of the Audit Committee in the amount of $11,250 ($15,000 annualized), (iii) the chair of the Compensation Committee in the amount of $9,000 ($12,000 annualized), (iv) the chair of the Nominating and Corporate Governance Committee in the amount of $6,000 ($8,000 annualized), (v) each other member of the Audit Committee in the amount of $6,000 ($8,000 annualized), (vi) each other member of the Compensation Committee in the amount of $5,250 ($7,000 annualized) and (vii) each other member of the Nominating and Corporate Governance Committee in the amount of $3,000 ($4,000 annualized).

Commencing July 1, 2018 and running through June 30, 2019, we currently intend that each non-employee director will receive an annual cash retainer in the amount of $40,000, payable in equal, quarterly installments in arrears on the last day of the fiscal quarter in which such service occurred.  The additional annual cash retainers that we currently intend to provide during such period will be paid on the same schedule to (i) the chair of the Board in the amount of $30,000, (ii) the chair of the Audit Committee in the amount of $18,500, (iii) the chair of the Compensation Committee in the amount of $15,000, (iv) the chair of the Nominating and Corporate Governance Committee in the amount of $8,000, (v) each other member of the Audit Committee in the amount of $8,000, (vi) each other member of the Compensation Committee in the amount of $7,000, and (vii) each other member of the Nominating and Corporate Governance Committee in the amount of $4,500.

In addition to the payment of annual cash retainers, the plan provides for grants of options to purchase shares of our common stock to non-employee directors pursuant to the terms and conditions of our 2014 Equity Incentive Plan (the “2014 Plan”). Each non-employee new director will be granted an option covering 30,000 shares of our common stock on the date of his or her initial election to the Board. These options will vest 1⁄3 on the one year anniversary of the grant date, 1⁄3 on the two year anniversary of the grant date and 1⁄3 on the three year anniversary of the grant date, in all cases subject to the non-employee director’s continuing service on the Board. Each continuing non-employee director, other than the Chairman of the Board, will be granted an option covering 15,000 shares of our common stock on the date of the Annual Meeting. These options will vest fully on the one year anniversary of the grant date, subject to the non-employee director’s continuing service on the Board. The Chairman of the Board will be granted an option covering 30,000 shares of our common stock on the date of the Annual Meeting. These options will vest fully on the one year anniversary of the grant date, subject to the Chairman of the Board’s continuing service on the Board.

The table below summarizes the compensation paid by Edge to each non-employee director for the year ended December 31, 2017.

Name	Fees Earned Or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Sol Barer, Ph.D.	80,000	213,118	293,118
Isaac Blech	39,000	106,559	145,559
Kurt Conti	43,000	106,559	149,559
Rose Crane	11,128	206,453	217,581
James I. Healy, M.D., Ph.D.	43,000	106,559	149,559
James Loughlin	50,000	106,559	156,559
Liam Ratcliffe, M.D., Ph.D.	42,000	106,559	148,559
Robert Spiegel, M.D.	47,250	106,559	153,809

(1)
The amounts shown in this column do not reflect actual compensation received by our directors. The amounts reflect the grant date fair value of option awards and are calculated in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation — Stock Compensation (“ASC Topic 718”), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards.  Assumptions used in calculating the value of these awards are included in Note 7, “Stock-based Compensation” in the notes to Edge’s financial statements included in our most recent Annual Report on Form 10-K.  The director will only realize compensation to the extent the trading price of Edge’s common stock is greater than the exercise price of such stock options at the time such options are exercised.

The aggregate number of options held by our non-employee directors on December 31, 2017 was as follows:

Name	Number of Options
Sol Barer, Ph.D.	660,836
Isaac Blech	798,950
Kurt Conti	75,137
Rose Crane	3,000
James I. Healy, M.D., Ph.D.	51,928
James Loughlin	89,939
Liam Ratcliffe, M.D., Ph.D.	45,000
Robert Spiegel, M.D.	90,668

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 23, 2018. Biographical information for Mr. Leuthner, our President, Chief Executive Officer and Director, and Dr. Macdonald, our Chief Scientific Officer and Director, are included above with the director biographies. Biographies for our other executive officers are below.

Name	Age	Position
Brian A. Leuthner	53	President, Chief Executive Officer and Director
R. Loch Macdonald, M.D., Ph.D.	56	Chief Scientific Officer and Director
Daniel Brennan	50	Chief Operating Officer
Herbert J. Faleck, D.O.	65	Chief Medical Officer
Albert N. Marchio, II	65	Chief Accounting and Administrative Officer
W. Bradford Middlekauff	56	Senior Vice President, General Counsel and Secretary
Andrew Saik	48	Chief Financial Officer
Alyssa J. S. Wyant	43	Senior Vice President, Regulatory Affairs

Daniel Brennan

Mr. Brennan has been our Chief Operating Officer since October 2016. He has 20 years of senior-level management, commercial and business development experience in the biopharmaceutical industry. Most recently, Mr. Brennan served as Chief Operating Officer and Executive Vice President of Insys Therapeutics, Inc., from November 2015 to August 2016, where he was responsible for all commercial and several general operating functions. Prior to Insys Therapeutics, Inc., Mr. Brennan held multiple leadership positions at Lundbeck, Inc., from July 2009 to October 2015, including serving as Vice President and Group General Manager of the Neurology Business Unit and U.S. Business Development Group from October 2014 to October 2015, where he led the successful launch of four specialty orphan products. Prior to his tenure at Lundbeck, from February 2007 to June 2009, Mr. Brennan served at Abbott Laboratories, where he led sales and product launch preparation for the company’s acute care hospital product pharmaceutical group. Previously, from 1997 to 2007 he served in various capacities relating to sales, marketing and new product development at Eli Lilly and Company. Mr. Brennan holds a B.A. from the University of Notre Dame and an M.B.A. degree, with distinction, from the Kellogg Graduate School of Business at Northwestern University.

Herbert J. Faleck, D.O.

Dr. Faleck has been our Chief Medical Officer since August 2013. He is a pediatric neurologist trained at the Cleveland Clinic and has more than 25 years of extensive and successful experience in clinical research and development in the pharmaceutical and biotechnology industries. Prior to joining us, Dr. Faleck was with Celgene Corporation (NASDAQ: CELG) from 2000 to 2010. At Celgene, he served in several roles, most recently as the Chief Medical Officer for Celgene Cellular Therapeutics, where he led the clinical, medical and regulatory functions. He was also Celgene’s first Vice President of Clinical Research and Development. After leaving Celgene and prior to joining us in August 2013, Dr. Faleck was a freelance consultant. Previously, he held several positions at Novartis Pharmaceuticals Corporation. Dr. Faleck holds a D.O. from The University of Health Sciences College of Osteopathic Medicine.

Albert N. Marchio, II

Mr. Marchio has been our Chief Accounting and Administrative Officer since October 2016, and also served as Interim Chief Financial Officer from March 2017 to October 2017. Previously, Mr. Marchio was our Chief Accounting and Operations Officer from March 2014 to October 2016. Prior to that, he served as our Chief Financial Officer from December 2011 through March 2014. Mr. Marchio has 26 years of experience in the pharmaceutical industry. Prior to joining as our Chief Financial Officer, Mr. Marchio was a Managing Operating Partner with Three Fields Capital, a multi-strategy healthcare focused investment firm and provided consulting services to life science companies through Rockabye Valley Consulting from January 2009 to May 2013. Previously, Mr. Marchio served as the Executive Vice President, Chief Financial Officer of Informed Medical Communications from February 2008 to October 2009, and as the Vice President, Treasurer of MedPointe Pharmaceuticals from 2006 to January 2008. He began his career in life sciences as the Vice President, Treasurer of Alpharma, Inc. from 1992 to 2005. Mr. Marchio holds a B.A. in Economics from Muhlenberg College, an M.B.A. in Professional Accounting from Rutgers Graduate School of Business and a Post-M.B.A. Certificate in Taxation from Bernard Baruch College of the City University of New York.

W. Bradford Middlekauff

Mr. Middlekauff has been our Senior Vice President, General Counsel and Secretary since October 2015.  Mr. Middlekauff has more than 20 years of experience in the life science industry. Prior to joining Edge, Mr. Middlekauff served as Executive in Residence at Princeton University from October 2014 to October 2015. Prior to assuming his position at Princeton, Mr. Middlekauff was a freelance consultant from August 2013 to October 2014.  Previously, Mr. Middlekauff was Chief Legal Officer, General Counsel and Secretary at Kolltan Pharmaceuticals, Inc. from December 2008 to August 2013, where he also ran the business development function; Senior Vice President, General Counsel and Secretary of Medarex, Inc. from March 2000 to November 2007; and Senior Vice President, Strategic Planning of Medarex, Inc. from November 2007 to April 2008. Mr. Middlekauff was an associate with the law firm of Cooley Godward, LLP from September 1993 to June 1998, where he advised life science companies on a broad range of business and legal matters.  Mr. Middlekauff has served as Chairman of the Biotechnology Industry Organization (BIO) General Counsels’ Committee and Vice President of the Yale Law School Executive Committee and has spoken at numerous conferences on legal and business issues relating to biotechnology. Mr. Middlekauff received a bachelor’s degree from Brown University and a law degree from Yale Law School.

Andrew Saik

Mr. Saik has been our Chief Financial Officer since October 2017. Mr. Saik was Chief Financial Officer at Vertice Pharma, LLC From August 2015 to July 2017.  From August 2014 to April 2015 he was Chief Financial Officer at Auxilium Pharmaceuticals, Inc., where Mr. Saik led all financial and information technology activities and relationships and played a critical leadership role in executing Auxilium's diversification and growth strategy.  From February 2013 to August 2014 Mr. Saik was Senior Vice President, Finance and Treasurer at Endo Health Solutions, Inc., where he was responsible for internal and external reporting, global consolidations of M&A transactions, cash management, debt financing and risk management. During his tenure at Endo, he helped complete the acquisition of Paladin Labs. Prior to Endo, Mr. Saik served in senior financial management roles with increasing responsibility at Valeant Pharmaceuticals International from January 2001 to July 2012, including Senior Vice President, Finance. In this post, he served as the overall finance lead for the acquisition and integration of the Johnson & Johnson and Sanofi-Aventis dermatology business units in the U.S. and Canada. From October 1999 to January 2001 he was a finance manager at Nexgenix, Inc. and prior to that, from 1996 to 1999, he was a senior financial analyst at Atlantic Richfield Corporation.  He holds a Master of Business Administration from the University of Southern California and a Bachelor of Arts from the University of California, Los Angeles.

Alyssa J. S. Wyant

Ms. Wyant has been our Senior Vice President, Regulatory Affairs, since February 2017. Ms. Wyant has 20 years of global regulatory experience with a focus on the development, registration and successful launches of several innovative, biologic and small molecule orphan disease products. Most recently, Ms. Wyant served as Vice President, Global Regulatory Affairs at PTC from March 2015 to February 2017. While at PTC, she was responsible for the strategic planning and execution of global regulatory activities relating to several orphan disease indications and acted as regulatory agency liaison for a number of drug approval filings with the European Medicines Agency, FDA and Health Canada, among other significant regulatory responsibilities. Prior to her tenure at PTC, Ms. Wyant served as Senior Director, International Regulatory Affairs at NPS Pharmaceuticals from October 2012 to March 2015. Earlier in her career, she held multiple leadership positions in global regulatory affairs at Shire Human Genetic Therapies in the U.S. and Switzerland from January 2004 to October 2012. She also held regulatory affairs positions at Vertex Pharmaceuticals and Genetics Institute / Wyeth-Ayerst Pharmaceuticals. Ms. Wyant holds a B.S. in cell and molecular biology from the University of Washington.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the years ended December 31, 2016 and December 31, 2017 concerning compensation of our principal executive officer and our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers as of December 31, 2017. We refer to these three executives as our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Brian A. Leuthner	2017	500,000	1,761,831	255,000	10,800	2,527,631
President and Chief Executive Officer	2016	467,500	1,106,719	266,475		1,840,694

R. Loch Macdonald, M.D., Ph.D.	2017	402,000	724,493	153,765	10,800	1,291,058
Chief Scientific Officer	2016	390,000	409,005	175,500		974,505

Herbert J. Faleck, D.O.	2017	400,000	724,493	153,000	10,800	1,288,293
Chief Medical Officer	2016	377,100	653,933	169,695		1,200,728

(1)
Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of stock option awards and are calculated in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation — Stock Compensation (“ASC Topic 718”), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in calculating the value of these awards are included in Note 7, “Stock-based Compensation” in the notes to Edge’s financial statements included in our most recent Annual Report on Form 10-K. The executive will only realize compensation to the extent the trading price of Edge’s common stock is greater than the exercise price of such stock options at the time such options are exercised.

(2)	Amounts shown in this column reflect Edge’s matching contributions to our 401(k) plan in the amount of $10,800 for each of Mr. Leuthner, Dr. Macdonald and Dr. Faleck.

Narrative to Summary Compensation Table

Employment Agreements

In 2015, we entered into amended and restated employment agreements with each of Mr. Leuthner, our President and Chief Executive Officer, Dr. Macdonald, our Chief Scientific Officer, and Dr. Faleck, our Chief Medical Officer. The material terms of such employment agreements are summarized below.

The term of employment for each named executive officer under his employment agreement will continue until the executive’s employment with us terminates for any reason. Each employment agreement sets forth the named executive officer’s annual base salary and target bonus opportunity, and the named executive officer’s right to participate in our health insurance program and other benefit programs provided to our executives generally.  Under the terms of these agreements, the named executive officers’ base salaries are subject to annual review and adjustment by the Board. The base salaries for 2016 and 2017 for each of our named executive officers are reflected in the table above.

Each employment agreement also provides for additional payments and benefits to be made in connection with the named executive officer’s termination of employment, as described below. In addition, in connection with their employment, each named executive officer entered into our standard confidentiality and invention assignment agreement, which sets forth duties of confidentiality and certain intellectual property rights between us and our employees. Dr. Macdonald’s confidentiality and invention assignment agreement includes additional provisions that require him to refrain from competing or interfering with our business and soliciting our customers, prospective customers and other business relationships while he is employed by us and for 12 months thereafter. Each executive’s employment agreement also provides that his equity and incentive compensation is subject to any clawback policy of our company in effect from time to time, or otherwise required by law or applicable stock exchange.

2017 Annual Cash Incentive Compensation

Expressed as a percentage of base salary, the target bonus opportunities for Mr. Leuthner, Dr. Macdonald and Dr. Faleck in 2017 were 60%, 45% and 45%, respectively.  The ultimate determinations of cash bonuses for the named executive officers are based on achievement of corporate goals, provided that the Compensation Committee and the Board retain discretion to award a higher or lower bonus than warranted based on the achievement of the corporate goals.  These goals are reviewed and approved by the Compensation Committee and the Board at the beginning of each year. At or after the end of such year, the Compensation Committee determines the extent to which these corporate goals have been attained and, based on such determination, the Board or the Compensation Committee thereafter approve the annual cash bonus to be awarded to each named executive officer. For 2017, the corporate goal categories (and weighting) were as follows:  financial goals (15%); clinical/ medical affairs goals (25%); regulatory goals (20%); manufacturing goals (15%); research goals (12%); commercial goals (5%) and corporate goals (8%).  After reviewing performance for 2017, the Compensation Committee determined that the performance goals were achieved at 85% of target.  The bonuses earned by our named executive officers for 2017 are listed in the “Nonequity Incentive Plan Compensation” column in the Summary Compensation Table above.

Equity Incentive Compensation – Option Awards

On November 3, 2014, our shareholders approved the Edge Therapeutics, Inc. 2014 Equity Incentive Plan (the “Plan”).  The Plan is the primary program through which we grant equity-based incentive compensation to our employees (including our named executive officers) and our directors.  Under the Plan, Edge may grant awards of restricted stock, options, stock appreciation rights, restricted stock units and other types of equity-based awards, in each case, with respect to our common stock.  As of the date of this Proxy Statement, Edge has only made grants of stock options under the Plan.

All of the outstanding options granted to our named executive officers are subject to time-based vesting, such that options vest with respect to one-fourth of the underlying shares on the first anniversary of the grant date and in equal installments of 1⁄48 of the underlying shares thereafter for the subsequent 36 months. Under the employment agreements of our named executive officers, all equity awards will become 100% vested upon a change in control.  However, during 2016, our Compensation Committee reviewed the practice of “single trigger” vesting under our named executive officers’ employment agreements.  In light of such review, our Compensation Committee decided to use a new form of option award for our executives that eliminates automatic vesting on a change in control, and instead uses “double trigger” vesting (i.e., vesting does not automatically occur upon a change in control).  This new vesting provision was adopted after we made stock option grants to our named executive officers in 2016, so none of their 2016 stock options contain double trigger vesting.  However, the stock options granted to our named executive officers in March 2017 contain double trigger vesting in connection with a change in control, and the double trigger vesting feature supersedes the provisions in our named executive officers’ employment agreements that specify single trigger vesting upon a change in control.  While the Compensation Committee intends to use a “double trigger” vesting approach for new option awards granted to our named executive officers, it will continue to analyze each separate option award to determine whether double trigger vesting is appropriate.  Further, where double trigger vesting is utilized, we intend that the double trigger vesting feature will supersede any provision in our named executive officers’ employment agreements that specifies single trigger vesting with respect to future stock option awards. The stock option awards granted to our named executive officers under the Plan during 2017, including their vesting terms, are set forth in the Outstanding Equity Awards at Year-End table below.

Outstanding Equity Awards at Year-End

The table below sets forth the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options that are Exercisable (#)	Number of Securities Underlying Unexercised Options that are Unexercisable (#)	Option Exercise Price ($)	Option Grant Date(1) (2)	Option Expiration Date
Brian A. Leuthner	186,390	0	2.04	10/11/2013	10/11/2023
	69,440	0	8.28	3/27/2014 (3)	3/27/2024
	361,817	164,461	6.36	3/11/2015	3/11/2025
	105,430	124,570	6.99	2/16/2016	2/16/2026
	0	267,500	8.86	3/13/2017	3/13/2027
R. Loch Macdonald, M.D., Ph.D.	75,505	0	2.04	10/11/2013	10/11/2023
	63,958	0	8.28	3/27/2014 (3)	3/27/2024
	80,404	36,547	6.36	3/11/2015	3/11/2025
	123,346	95,936	11.00	9/30/2015	9/30/2025
	38,960	46,040	6.99	2/16/2016	2/16/2026
	0	110,000	8.86	3/13/2017	3/13/2027
Herbert J. Faleck, D.O.	148,341	0	8.28	3/27/2014 (4)	3/27/2024
	80,404	36,547	6.36	3/11/2015	3/11/2025
	50,420	59,580	6.99	2/16/2016	2/16/2026
	10,939	14,061	7.24	3/1/2016	3/1/2026
	0	110,000	8.86	3/13/2017	3/13/2027

(1)
Except as otherwise noted, options vest with respect to one-fourth of the underlying shares on the first anniversary of the grant date and in equal installments of 1⁄48 of the underlying shares on each monthly anniversary of the grant date thereafter for the subsequent 36 months.

(2)	Options granted after November 3, 2014 were granted under the Plan. Options granted prior to such date were granted under the Edge Therapeutics, Inc. 2012 Equity Incentive Plan.

(3)
Options vest with respect to one-fourth of the underlying shares on June 1, 2014 and in equal installments of 1⁄48 of the underlying shares on each monthly anniversary of such date thereafter for the subsequent 36 months.

(4)
Options vest with respect to one-fourth of the underlying shares on August 1, 2014 and in equal installments of 1⁄48 of the underlying shares on each monthly anniversary of such date thereafter for the subsequent 36 months.

Potential Payments Upon a Termination or Change in Control

Under the terms of their respective employment agreements, Mr. Leuthner, Dr. Macdonald and Dr. Faleck are entitled to certain payments and benefits in connection with the termination of their employment with us under specified circumstances.

Generally the employment agreements for our named executive officers state that if a named executive officer resigns without good reason, is terminated for cause or, with respect to all of the named executive officers other than Mr. Leuthner, is terminated due to death or disability, the executive is only entitled to receive salary and benefits that were accrued but remain unpaid through the date of termination.

The employment agreements provide severance benefits to be paid to each named executive officer, subject to the effectiveness of a general release of claims, if the named executive officer terminates his employment for good reason or if we terminate the named executive officer’s employment without cause. Mr. Leuthner’s employment agreement entitles him to severance benefits upon a termination due to death or disability as if such termination was without cause. The continued provision of severance benefits is conditioned on each executive’s compliance with his release and the terms of our confidentiality and invention and assignment agreement such that if an executive does not comply with such agreements, severance payments to the executive will cease and previously paid severance benefits must be repaid. The terms “cause” and “good reason” have the meanings set forth in each named executive officer’s employment agreement with us.

Under Mr. Leuthner’s employment agreement, upon a termination of Mr. Leuthner’s employment by Mr. Leuthner for good reason or by us without cause, in either case, not in connection with a change in control, Mr. Leuthner is entitled to receive 18 months of continued base salary to be paid in accordance with our normal payroll practices, plus 18 months of COBRA premium reimbursements for Mr. Leuthner and his eligible dependents. Under the employment agreements of Drs. Macdonald and Faleck, if the executive terminates his employment for good reason or we terminate the executive’s employment without cause, and such termination was not in connection with a change in control, such executives are entitled to receive 12 months of continued base salary, to be paid in accordance with our normal payroll practices, plus 12 months of COBRA premium reimbursements for the executive and his eligible dependents.

The employment agreements for our named executive officers provide enhanced severance payments upon certain employment terminations that occur in connection with a change in control. Mr. Leuthner’s employment agreement provides that if Mr. Leuthner terminates his employment for good reason within 12 months following a change in control or if we terminate Mr. Leuthner’s employment other than for cause (i) within the 60-day period prior to a change in control or (ii) within the 12-month period following a change in control, then Mr. Leuthner would be entitled to receive the same severance benefits as provided above, plus a payment equal to 1.5 times his target bonus opportunity and accelerated vesting of all unvested equity awards that do not provide for double-trigger vesting(with performance-based awards, if any, to vest at not less than target).

The employment agreements for Drs. Macdonald and Faleck provide that if they terminate their employment for good reason within 12 months following a change in control or if we terminate the executive’s employment other than for cause (i) within the 60-day period prior to a change in control or (ii) within the 12-month period following a change in control, then, in each case, Drs. Macdonald and Faleck would be entitled to receive the same severance benefits as if such termination was not in connection with a change in control. In addition, each executive would be entitled to accelerated vesting of all unvested equity awards that do not provide for double-trigger vesting (with performance-based awards, if any, to vest at not less than target).  In addition, Dr. Faleck’s employment agreement provides that if his employment terminates for any reason (other than for cause) after attaining age 55 and having completed five consecutive years of service to Edge, Dr. Faleck’s unvested options, stock appreciation rights and restricted stock (if any) will remain outstanding and continue to vest, according to the terms of such equity awards, for three years following such termination or, if earlier, until such award is 100% vested.

Each named executive officer’s employment agreement also provides for full vesting of all outstanding and unvested equity awards upon a change in control (with performance-based awards, if any, to vest at not less than target).  However, as described above, our Compensation Committee has decided to utilize a “double trigger” vesting approach for option grants made to our named executive officers in March 2017 and intends to use this approach for future grants (though it reserves the right to use a single trigger approach for any future equity awards).  The stock option grants made to our named executive officers in March 2017 provide for accelerated vesting in connection with a change in control only if the named executive officer’s employment is terminated due to his death or disability, by us without cause or by the executive for good reason, in each case, within 12 months immediately following the change in control, and the double trigger vesting feature in these option grants supersedes any provision in the named executive officer’s employment agreement specifying single trigger vesting.

The following table sets forth potential payments payable to our named executive officers upon a termination of employment without cause or resignation for good reason and a termination of employment without cause or resignation for good reason in connection with a change in control.  The table below reflects amounts payable to our named executive officers assuming their employment was terminated on December 31, 2017 and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason — No Change in Control
Name	Cash Payment ($)	Accelerated Options Vesting	Other ($)(1)	Total ($)
Brian A. Leuthner	750,000		38,871	784,871
R. Loch Macdonald, M.D., Ph.D.	402,000		23,247	425,247
Herbert J. Faleck, D.O.	400,000		16,761	416,761

(1)	Reflects the value of COBRA premium reimbursements for the named executive officer and his eligible dependents.

	Upon Termination Without Cause or Resignation for Good Reason — With Change in Control
Name	Cash Payment ($)	Accelerated Options Vesting(1)	Other ($)(2)	Total ($)
Brian A. Leuthner	1,200,000	2,663,959	38,871	3,898,830
R. Loch Macdonald, M.D., Ph.D.	402,000	1,667,589	23,247	2,092,836
Herbert J. Faleck, D.O.	400,000	1,071,522	16,761	1,488,283

(1)	Assumes all outstanding options vest upon termination.

(2)	Reflects the value of COBRA premium reimbursements for the named executive officer and his eligible dependents.

The following table sets forth potential payments payable to our named executive officers upon a change in control, regardless of whether a termination of employment occurs.  For purposes of this table, the change in control is assumed to occur on December 31, 2017.

	Upon A Change in Control-No Termination of Employment
Name	Cash Payment ($)	Accelerated Options Vesting(1)	Other ($)	Total ($)
Brian A. Leuthner	0	1,280,767	0	1,280,767
R. Loch Macdonald, M.D., Ph.D.	0	1,098,798	0	1,098,798
Herbert J. Faleck, D.O.	0	502,731	0	502,731

(1)	Options granted in 2017 are not included in this column because such options have “double trigger” vesting.

ANTI-HEDGING/ANTI-PLEDGING POLICY

Pursuant to our insider trading policy, our employees, executive officers and directors may not (a) hold our securities in a margin account, (b) pledge our securities as collateral for a loan or (c) enter into hedging or monetization transactions or similar arrangements with respect to our securities, in each case without the advance approval of our compliance officer.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2018 by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known to us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent (%) of Total
5%+ Beneficial Stockholders
Sofinnova Venture Partners IX, L.P.(2)	2,889,639	9.28
Entities affiliated with New Leaf Ventures III, L.P.(3)	2,354,768	7.54
Janus Global Life Sciences Fund(4)	2,072,330	6.63

Non-Employee Directors
Sol Barer, Ph.D.(5)	1,288,911	4.13
Isaac Blech(6)	783,950	2.51
Kurt Conti(7)	1,174,098	3.76
Rose Crane	0	*
James Healy, M.D., Ph.D.(8)	2,889,639	9.25
James Loughlin(9)	100,564	*
Liam Ratcliffe, M.D., Ph.D.(10)	2,354,768	7.54
Robert Spiegel, M.D.(11)	114,329	*

Named Executive Officers
Brian Leuthner(12)	1,341,308	4.29
R. Loch Macdonald, M.D., Ph.D.(13)	1,038,959	3.29
Herbert Faleck, D.O.(14)	351,223	1.12
All executive officers and directors as a group (16 persons)	11,853,019	37.71

*	Less than one percent.

(1)
The foregoing table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of March 31, 2018. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Edge Therapeutics, Inc. at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own. Applicable percentages are based on 31,246,231 shares outstanding on March 31, 2018, adjusted as required by rules promulgated by the SEC.

(2)
Includes 2,852,711 shares held directly by Sofinnova Venture Partners IX, L.P. (“SVP IX”) and 36,928 shares subject to outstanding options held by Dr. James Healy that are currently exercisable with 60 days of March 31, 2018. Dr. James Healy, together with Dr. Michael F. Powell and Dr. Anand Mehra, are the managing members of Sofinnova Management IX, L.L.C., the general partner of SVP IX, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Healy disclaims beneficial ownership with regard to the shares held by SVP IX, except to the extent of his proportionate pecuniary interest therein. The mailing address of SVP IX is c/o Sofinnova Ventures, Inc., 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, CA 94025.

(3)
New Leaf Venture Associates III, L.P. (“NLVA-III LP”) is the general partner of NLV-III and New Leaf BPO Associates I, L.P. (“BPOA-I LP”) is the general partner of New Leaf Biopharma Opportunities I, L.P. (“BPO-I”). New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”) is the General Partner of both NLVA-III LP and BPOA-I LP. Ronald M. Hunt, Vijay K. Lathi, and Liam Ratcliffe are individual members of NLVM-III LLC (the “Individual Members”). NLVA-III LP, BPOA-I LP and NLVM-III LLC disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. As one of three individual members, each of the Individual Members disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his economic interest. The mailing address of the beneficial owner is Times Square Tower, 7 Times Square, Suite 3502, New York, NY 10036.

(4)
Janus Capital Management, LLC (“JCM”) acts as the investment adviser to the Janus Global Life Sciences Fund (“Janus Fund”) and has discretionary investment authority over the Janus Fund, including the power to dispose, or to direct the disposition of securities. JCM may be deemed to beneficially own the securities held by the Janus Fund. JCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  The mailing address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(5)
Includes 658,075 shares owned of record by Meryl Barer, Dr. Barer’s wife, all of which she may be deemed to have beneficial ownership of, and 630,836 shares for Dr. Barer subject to stock options that are currently exercisable within 60 days of March 31, 2018.

(6)	Represents shares that are subject to outstanding options held by Mr. Blech that are currently exercisable with 60 days of March 31, 2018.

(7)
Includes 789,420 shares held by Oakwood Capital, LLC over which Mr. Conti has sole voting and dispositive power, 324,541 shares held by Mr. Conti and 60,137 shares subject to outstanding options held by Mr. Conti that are currently exercisable within 60 days of March 31, 2018.

(8)
Includes 2,852,711 shares held directly by Sofinnova Venture Partners IX, L.P. (“SVP IX”) and 36,928 shares subject to outstanding options held by Dr. James Healy that are currently exercisable with 60 days of March 31, 2018. Dr. James Healy, together with Dr. Michael F. Powell and Dr. Anand Mehra, are the managing members of Sofinnova Management IX, L.L.C., the general partner of SVP IX, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Healy disclaims beneficial ownership with regard to the shares held by SVP IX, except to the extent of his proportionate pecuniary interest therein. The mailing address of SVP IX is c/o Sofinnova Ventures, Inc., 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, CA 94025.

(9)	Includes 25,625 shares held directly by Mr. Loughlin and 74,939 shares subject to outstanding options held by Mr. Loughlin that are exercisable within 60 days of March 31, 2018.

(10)
New Leaf Venture Associates III, L.P. (“NLVA-III LP”) is the general partner of NLV-III and New Leaf Growth Associates I, L.P. (“NLGA-I LP”) is the general partner of New Leaf Growth Fund I, L.P. (“NLGF-I”). New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”) is the General Partner of both NLVA-III LP and NLGA-I LP. Philippe O. Chambon, Jeani Delagardelle, Ronald M. Hunt, Vijay K. Lathi, and Liam Ratcliffe are individual members of NLVM-III LLC (the “Individual Members”). NLVA-III LP, NLGA-I LP and NLVM-III LLC disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. As one of five individual members, each of the Individual Members disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his or her economic interest. The mailing address of the beneficial owner is Times Square Tower, 7 Times Square, Suite 3502, New York, NY 10036.

(11)	Includes 38,661 shares held directly by Dr. Spiegel and 75,668 shares subject to outstanding options held by Dr. Spiegel that are exercisable within 60 days of March 31, 2018.

(12)
Includes 162,000 shares owned of record by Cristina Leuthner, Mr. Leuthner’s wife, 70,236 shares held directly by Mr. Leuthner and 223,622 shares held in trust for the Leuthner children, to which Mr. Leuthner disclaims beneficial ownership, and 885,450 shares subject to outstanding options held by Mr. Leuthner that are currently exercisable with 60 days of March 31, 2018.

(13)	Includes 583,102 shares held directly by Dr. Macdonald and 455,857 shares subject to outstanding options held by Dr. Macdonald that are currently exercisable with 60 days of March 31, 2018.

(14)	Includes 500 shares held directly by Dr. Faleck and 350,723 shares subject to outstanding options held by Dr. Faleck that are exercisable within 60 days of March 31, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of Edge’s common stock complied with all Section 16(a) filing requirements applicable to them during 2017 on a timely basis except that Brian A. Leuthner, our President and Chief Executive Officer and a director of Edge, filed a Form 4 on May 9, 2017, which was seven business days after the Form 4 filing deadline of April 28, 2017.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION
PLANS AS OF DECEMBER 31, 2017

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of Securities Remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	5,952,795	6.11	556,673
Equity compensation plans not approved by security holders	510,000	11.05	—
Total	6,462,795	6.50	556,673

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions or series of similar transactions since January 1, 2017, other than compensation arrangements, entered into to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons or any affiliated entity, had or will have a direct or indirect material interest.

Our Audit Committee is charged with the responsibility of reviewing and approving all related person transactions (as defined in SEC regulations), and periodically reassessing any related person transaction entered into by Edge to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of Edge. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction. In addition, the Audit Committee will review these transactions under our Code of Conduct, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

Indemnification Agreements

On April 24, 2017, we entered into an indemnification agreement with Alyssa Wyant, our Senior Vice President of Regulatory Affairs. Pursuant to this agreement, we have agreed to indemnify Ms. Wyant against any and all expenses incurred by her resulting from her status as one of our executive officers to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, except in limited circumstances. In addition, this indemnification agreement provides that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by Ms. Wyant in connection with a legal proceeding arising out of her service to us.

On September 18, 2017, we entered into an indemnification agreement with Rose Crane in connection with her service on the Board of Directors. Pursuant to this agreement, we have agreed to indemnify Ms. Crane against any and all expenses incurred by her resulting from her status as a director to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, except in limited circumstances. In addition, this indemnification agreement provides that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by Ms. Crane in connection with a legal proceeding arising out of her service to us.

On October 31, 2017, we entered into an indemnification agreement with Andrew Saik, our Chief Financial Officer. Pursuant to this agreement, we have agreed to indemnify Mr. Saik against any and all expenses incurred by him resulting from his status as one of our executive officers to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, except in limited circumstances. In addition, this indemnification agreement provides that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by Mr. Saik in connection with a legal proceeding arising out of his service to us.

Executive Officer and Director Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers in 2017.

Employment Agreements

On February 21, 2017, we entered into an at-will employment agreement with Alyssa Wyant, our Senior Vice President of Regulatory Affairs.  Under her agreement, Ms. Wyant will receive an annual base salary of $300,000, which may be increased, decreased or stay the same, depending on Ms. Wyant’s performance and the performance of Edge.  Under her employment agreement, Ms. Wyant is eligible to earn an annual discretionary performance-based bonus, with a target bonus opportunity equal to 35% of the base salary, as determined by the Board or the Compensation Committee; provided that Ms. Wyant remains employed with us on the last day of the relevant performance period. During her employment, Ms. Wyant will be eligible to be granted equity awards by us, as may be determined by the Board or the Compensation Committee.  The employment agreement may be terminated by us with or without Cause, on the one hand, or by Ms. Wyant with or without Good Reason or upon her death or termination by reason of a Disability, on the other hand (as these terms are defined in the employment agreement).  In the event that Ms. Wyant’s employment is terminated (a) by us other than for Cause, death or Disability or (b) upon her resignation with Good Reason, Ms. Wyant will be entitled to certain severance payments and benefits, including an amount equal to her base salary plus (i) certain Accrued Obligations through the Date of Termination (as these terms are defined in the employment agreement) and (ii) 12 months of COBRA premium reimbursement in exchange for her execution of a release of claims against us.  Under the employment agreement, Ms. Wyant is also entitled to participate in the employee benefit plans, policies, practices and arrangements and is eligible for the same number of holidays and vacation days, in each case as are generally allowed to other similarly situated executives of Edge.  The foregoing summary of the employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the employment agreement which is attached as Exhibit 10.15 to the Annual Report Form 10-K filed on March 2, 2017.

On October 31, 2017, we entered into an at-will employment agreement with Andrew Saik, our Chief Financial Officer.  Under his agreement, Mr. Saik will receive an annual base salary of $370,000, which may be increased, decreased or stay the same, depending on Mr. Saik’s performance and the performance of Edge.  Under his employment agreement, Mr. Saik is eligible to earn an annual discretionary performance-based bonus, with a target bonus opportunity equal to 45% of the base salary, as determined by the Board or the Compensation Committee; provided that Mr. Saik remains employed with us on the last day of the relevant performance period. During his employment, Mr. Saik will be eligible to be granted equity awards by us, as may be determined by the Board or the Compensation Committee.  The employment agreement may be terminated by us with or without Cause, on the one hand, or by Mr. Saik with or without Good Reason or upon his death or termination by reason of a Disability, on the other hand (as these terms are defined in the employment agreement).  In the event that Mr. Saik’s employment is terminated (a) by us other than for Cause, death or Disability or (b) upon his resignation with Good Reason, Mr. Saik will be entitled to certain severance payments and benefits, including an amount equal to his base salary plus (i) certain Accrued Obligations through the Date of Termination (as these terms are defined in the employment agreement) and (ii) 12 months of COBRA premium reimbursement in exchange for his execution of a release of claims against us.  Under the employment agreement, Mr. Saik is also entitled to participate in the employee benefit plans, policies, practices and arrangements and is eligible for the same number of holidays and vacation days, in each case as are generally allowed to other similarly situated executives of Edge.  The foregoing summary of the employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the employment agreement, which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed on November 1, 2017.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm.  However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by KPMG LLP, our independent registered public accounting firm.
	Fiscal Year Ended 2017	Fiscal Year Ended 2016
Audit Fees	$398,000	$380,000
Audit-related Fees	12,000	24,000
Tax Fees	97,650	—
All Other Fees	—	—
Total Fees	$507,650	$404,000

Audit fees:  Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related fees:  Audit-related fees consist of fees incurred in connection with the issuance of consent and comfort letters in connection with registration statement filings with the SEC.

Tax fees:  Tax fees consist of fees for tax services, including tax compliance, and related expenses.

All KPMG LLP services and fees in the fiscal years ended December 31, 2017 and December 31, 2016 were pre-approved by the Audit Committee or its properly delegated authority.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP.  The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If KPMG LLP renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining KPMG LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Report of the Audit Committee of the Board of Directors
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls as described in the Audit Committee’s charter.  Management has the primary responsibility for the presentation of the financial statements and maintaining effective internal controls over the financial reporting process.  Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon.
In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2017 with management and with our independent registered public accounting firm.  In addition, the Audit Committee has discussed the matters required to be discussed by PCAOB Auditing Standards No. 1301, ‘‘Communications With Audit Committees,’’ as adopted by the PCAOB in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, with KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2017.  The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (which relates to the independent registered public accounting firm’s independence from us) and has discussed with KPMG LLP their independence from us.  We have also considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The foregoing report has been furnished by the Audit Committee.

Mr. Kurt Conti
Dr. James Healy
Mr. James Loughlin

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Edge (including any future filings) under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act, except to the extent Edge specifically incorporates such report by reference therein.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Edge stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker.  Direct your written request to Investor Relations, Edge Therapeutics, Inc. at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922 or by phone at (800) 208-3343.  Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

W. Bradford Middlekauff
Senior Vice President, General Counsel and Secretary

April 25, 2018

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Secretary, Edge Therapeutics, Inc. at 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922.

Edge Therapeutics, Inc. IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold 01 - Sol J. Barer, Ph.D. 02 - Brian A. Leuthner + 2. Proposal to ratify the selection of KPMG LLP as our independent public accounting firm for 2018. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X + 02TZFB

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q Proxy – Edge Therapeutics, Inc. Notice of 2018 Annual Meeting of Stockholders 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922 Proxy Solicited by Board of Directors for Annual Meeting – June 19, 2018 Sol J. Barer and Brian A. Leuthner, or either them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Edge Therapeutics, Inc. to be held on June 19, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted on appear on reverse side.)